Kronos Worldwide, Inc. Announces
2-For-1 Stock Split

DALLAS, TEXAS– April 26, 2011 – Kronos Worldwide, Inc. (NYSE:  KRO) announced today that its board of directors has approved a 2-for-1 split of its common stock to be effected in the form of a stock dividend.  Holders of record of Kronos Worldwide’s common stock at the close of business on Friday, May 13, 2011 will receive one additional share for each share held as of the close of business on that date.  Subject to certain customary regulatory approvals, it is expected that the additional shares will be distributed at the close of business on Friday, May 20, 2011 by Kronos Worldwide’s transfer agent Computershare Trust Company, N.A.

At its annual meeting of stockholders to be held on May 12, 2011, Kronos Worldwide is seeking approval of an amendment to its certificate of incorporation that would increase the authorized number of shares of its common stock to 240 million.  Approval of such amendment is required in order to effect the stock split.  Valhi, Inc. and NL Industries, Inc. together held approximately 80.4% of the outstanding shares of Kronos Worldwide common stock as of the record date for the annual meeting and have each indicated its intention to vote such shares at this meeting for the proposed amendment to the certificate of incorporation increasing the authorized shares of common stock.  As a result, Kronos Worldwide expects the amendment will be approved.

The New York Stock Exchange has informed Kronos Worldwide that between the record date and the payment date for the stock dividend, shares of Kronos Worldwide common stock will trade with a “due-bill.”  This means that Kronos Worldwide common stock will not begin trading at a split-adjusted price until the opening of trading on May 23, 2011.  Purchases or sales of Kronos Worldwide common stock on the open market from May 16, 2011 through May 20, 2011 will include purchases or sales, respectively, of the rights to receive the stock dividend.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

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